NEWS RELEASE
FOR IMMEDIATE RELEASE	OTCBB: BLSP

BLUE SPHERE CORPORATION APPOINTS CHIEF FINANCIAL OFFICER

LONDON, United Kingdom - April 12, 2010 – Blue Sphere Corporation (OTCBB: BLSP) (the "Company" or “Blue Sphere”), a company in the Cleantech sector as an Emission Reduction project integrator, is pleased to announce that Mr. Alex Werber has been appointed as the company’s Chief Financial Officer (“CFO”).

Mr. Werber is a Certified Public Accountant with over 20 years of financial management experience in privately held and publicly traded companies. He has served as controller and chief financial officer for several public companies since 1983. During the past decade he specialized in the hi-tech sector, serving in managerial positions including controller, VP Finance and chief financial officer. He received a B.A. in Economics and Accounting from Tel Aviv University, where he completed post-graduate studies in Accounting.

“Alex brings a great deal of expertise and experience to Blue Sphere. He will play an important role as we build our company.” said Shlomi Palas, CEO of Blue Sphere Corporate.

For further information please contact the company at 888-309-9088 or info@bluespherecorporate.com

About Blue Sphere Corporation

Blue Sphere Corp. is an Emission Reduction Project Integrator. Blue Sphere develops projects for greenhouse gas emission reduction and renewable energy production. The company aspires to become a key player in the global carbon reduction market, helping enterprises with high pollution emissions achieve their green goals. For further information please visit the Company's website www.bluespherecorporate.com

This news release contains “forward-looking statements.” Such forward-looking statements include, among others, that Mr. Werber will play an important role in our company, that we can become a key player in the global carbon reduction market, helping enterprises achieve their green goals.

Forward-looking statements are subject to risks, uncertainties and factors include, but are not limited to, the nature of the carbon credit industry, including changing customer demand, changing regulatory requirements, different regulations across national borders, customer acceptance of our services and products, the impact of competitive services, products and pricing, dependence on existing management, that technology may not work as expected and general economic conditions. In regards to our company, the following are also risk factors: our ability to finance operations and growth, our ability to attract and retain employees and consultants, competition from cheaper or more accepted competitors, whether our technology can perform under commercial conditions and our ability to keep control on costs. Readers should also refer to the risk disclosures outlined in disclosure documents filed by other start up environmental companies with the Securities and Exchange Commission available at www.sec.gov.

The Company assumes no obligation to update the information in this release.